Exhibit 99.1
NIC Inc. Stockholders Approve Acquisition
by Tyler Technologies, Inc.

OLATHE, Kansas. (April 19, 2021) — NIC Inc. (“NIC” or the “Company”) (NASDAQ: EGOV) announced that at a virtual special meeting of stockholders held earlier today, the Company’s stockholders voted to adopt the merger agreement pursuant to which the Company would be acquired by Tyler Technologies, Inc. (“Tyler Technologies”), through the merger of a wholly-owned subsidiary with and into NIC, in an all-cash transaction, which was first announced on February 10, 2021.
Approximately 52.7 million shares voted at the special meeting were voted in favor of the proposal to adopt the merger agreement, representing over 77% of the outstanding shares of NIC’s common stock entitled to vote at the special meeting.  The Company will file the final vote results with the Securities and Exchange Commission on a Form 8-K.
Under the terms of the merger agreement, NIC stockholders will be entitled to receive $34.00 per share in cash upon completion of the merger, which remains subject to the satisfaction of customary closing conditions.
The transaction is expected to close on or about April 21, 2021.  Following closing of the transaction, NIC common stock will be de-listed from the NASDAQ and de-registered under the Securities Exchange Act of 1934, as amended.
About NIC Inc.
NIC (NASDAQ: EGOV) is a leading digital government solutions and payments company, serving more than 7,100 federal, state and local government agencies across the nation. With headquarters in Olathe, Kansas, and offices in more than 30 states, NIC partners with government to deliver user-friendly digital services that make it easier and more efficient to interact with government - providing valuable conveniences such as applying for unemployment insurance, submitting business filings, renewing licenses, accessing information and making secure payments without visiting a government office. In 2020, NIC securely processed 400 million online transactions and more than $24 billion on behalf of government agencies. In response to the COVID-19 pandemic, NIC also developed more than 130 new solutions to address the needs of government and those it serves, such as crisis communications, pandemic unemployment, COVID-19 testing, and vaccine scheduling.

About Tyler Technologies, Inc.
Tyler Technologies, Inc. (NYSE: TYL) provides integrated software and technology services to the public sector. Tyler’s end-to-end solutions empower local, state and federal government entities to operate more efficiently and connect more transparently with their constituents and with each other. By connecting data and processes across disparate systems, Tyler’s solutions are transforming how clients gain actionable insights that solve problems in their communities. Tyler has more than 27,000 successful installations across more than 11,000 sites, with clients in all 50 states, Canada, the Caribbean, Australia and other international locations. Tyler has been named to Government Technology’s GovTech 100 list five times and has been recognized three times on Forbes’ “Most Innovative Growth Companies” list.
Investor Relations Contact:
Steve Kovzan
Chief Financial Officer
NIC Inc.
(913) 754-7007
stevek@egov.com

Media Contact:

Elizabeth Proudfit
Senior Vice President, Marketing and Communications
NIC Inc
(646) 845-7356
eproudfit@egov.com

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof.  Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the Merger (as defined below), including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, and (b) other conditions to the consummation of the Merger under the Agreement and Plan of Merger, dated as of February 9, 2021, as may be amended from time to time, (the “Merger Agreement”), by and among NIC, Tyler Technologies, and Topos Acquisition, Inc., pursuant to which Topos Acquisition, Inc. will merge (the “Merger”) with and into NIC, and NIC will continue as the surviving company and a wholly-owned subsidiary of Tyler Technologies may not be satisfied; (2) the effects that any termination of the Merger Agreement may have on NIC or its business, including the risks that NIC’s stock price may decline significantly if the Merger is not completed; (3) the effects that the announcement or pendency of the Merger may have on NIC and its business, including the risks that as a result (a) NIC’s business, operating results or stock price may suffer, (b) NIC’s current plans and operations may be disrupted, (c) NIC’s ability to retain or recruit key employees may be adversely affected, (d) NIC’s business relationships (including, customers and suppliers) may be adversely affected, or (e) NIC’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on NIC’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against NIC and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of NIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated or supplemented by subsequent reports that NIC has filed or files with the U.S. Securities and Exchange Commission.  Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Tyler Technologies nor NIC assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.